Aflac Incorporated Form 8-K

EXHIBIT 99.1

Aflac Incorporated Announces Retirement of Kriss Cloninger III from Aflac Incorporated’s Board of Directors; Appoints New Board Member Katherine T. Rohrer

COLUMBUS, Ga. - November 14, 2017 - Aflac Incorporated today announced that Kriss Cloninger III will retire from its Board of Directors, effective December 31, 2017. Katherine T. Rohrer, Ph.D., has been appointed to its Board of Directors, effective immediately. Rohrer’s term will expire at the company’s Annual Meeting of Shareholders in 2018, at which time she will stand for election along with the other director nominees.

Cloninger, who previously announced that he will be retiring from Aflac Incorporated at the end of this year, will provide services as a consultant through 2018. He joined Aflac in 1992 as senior vice president and chief financial officer. In addition to serving as chief financial officer from 1992 to 2015, Kriss was named president of Aflac Incorporated in 2001, joining Aflac Incorporated’s Board of Directors that same year. He was named Best CFO in the Insurance/Life category in America by Institutional Investor magazine three times. His financial acumen and expertise in the Company’s operations and corporate strategy have provided a unique economic perspective to the company’s management team and Board of Directors. Prior to joining Aflac in 1992, he served as a principal in KPMG’s insurance actuarial practice and served as a consultant to Aflac beginning in 1977. Cloninger serves on the boards of TSYS and Tupperware Brands. He holds both a bachelor’s and master’s degree in business administration from the University of Texas at Austin, and he is a Fellow of the Society of Actuaries.

Dr. Rohrer, vice provost emeritus and interim associate dean of the graduate school at Princeton University, brings to Aflac a breadth of experience, with more than 30 years as a university leader. Her operational expertise includes executing on institutional budgetary decisions; leading academic governance and priority-setting; spearheading the recruitment of deans and other senior academic administrators; developing university-level messaging and communications; and managing endowments, including payout deployment for a complex $20 billion endowment. She served as chief advisor to three deans of the faculty and three provosts, as a senior member of the Princeton budgetary Planning Group, and as the senior administrator of the university-wide budgetary Priorities Committee. She oversaw time-sensitive faculty start-up agreements with academic departments and was appointed the lead senior administrator for an arts initiative that included planning for more than $300 million in new facilities. Before assuming her current role at Princeton University, she served as vice provost for Academic Programs from 2001 until 2015. Prior to assuming this position, starting in 1988, she held several academic leadership positions at Princeton University, including associate dean of the faculty, assistant dean of the college, and director of studies at Wilson College. She also served as assistant professor at Columbia University from 1982 through 1988.

Dr. Rohrer has served as co-chair and chair of the Academic Affairs Committee and as a member of the Executive Committee and Finance Committee on the Emory University Board of Trustees. She received her Bachelor of Arts degree from Emory University as well as both her Master of Fine Arts and Doctor of Philosophy degree in musicology from Princeton University.

Daniel P. Amos, chairman and chief executive officer of Aflac Incorporated, commented: “Kriss has been a key contributor to Aflac and the Aflac Incorporated Board of Directors for many years. His leadership reflects the best attributes of Aflac’s culture and vision, and his unique perspective and expertise in many areas has greatly benefited every aspect of Aflac's operations. Not only have I have relied upon Kriss’ deep financial expertise throughout numerous financial cycles, but I have valued a strong collaboration with him, as his wisdom and insights have helped build and shape Aflac’s leadership team. I am thankful for Kriss’ service to Aflac.”

“With Kathy coming on the Board and bringing her unique perspective and experience, I look forward to her meaningful contributions as well. Her inspirational leadership and creative approach as a university leader, combined with her extensive experience across numerous disciplines, round out a distinctive perspective, making her an outstanding addition to the Aflac Incorporated Board of Directors. Aflac is fortunate to have her on the Board and will benefit further from her expertise.”

About Aflac

When a policyholder gets sick or hurt, Aflac pays cash benefits fast. For more than six decades, Aflac insurance policies have given policyholders the opportunity to focus on recovery, not financial stress. In the United States, Aflac is the leader in voluntary insurance sales at the worksite. Through its trailblazing One Day PaySM initiative, Aflac U.S. can receive, process, approve and disburse payment for eligible claims in one business day. In Japan, Aflac is the leading provider of medical and cancer insurance and insures 1 in 4 households. Aflac insurance products help provide protection to more than 50 million people worldwide. For 11 consecutive years, Ethisphere has recognized Aflac as one of the World's Most Ethical Companies. In 2017, Fortune magazine recognized Aflac as one of the 100 Best Companies to Work for in America for the 19th consecutive year and in 2017 included Aflac on its list of Most Admired Companies for the 16th time. Aflac Incorporated is a Fortune 500 company listed on the New York Stock Exchange under the symbol AFL. To find out more about Aflac and One Day PaySM, visit aflac.com or aflac.com/espanol.

Analyst and investor contact - David A. Young, 706.596.3264 or 800.235.2667; FAX: 706.324.6330 or dyoung@aflac.com

Media contact - Catherine H. Blades, 706.596.3014; FAX: 706.320.2288 or cblades@aflac.com